Exhibit 4.1

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

                  AMENDMENT   NO.  1,  dated  as  of  January   10,   2000  (the
"Amendment"), between America Online, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A., a national banking association, as rights agent (the "Rights Agent"), to the Rights Agreement, dated as of May 12, 1998 (the "Rights Agreement"; capitalized terms used without definition herein shall have the meanings given to them in the Rights Agreement).

                  WHEREAS, the Company and Time Warner (as defined below) shall enter into the Merger Agreement (as defined below), pursuant to which, among other things, the Company and Time Warner shall effect a business combination through a merger of equals;

                  WHEREAS, as one of certain conditions and as an inducement to Time Warner's willingness to enter into the Merger Agreement, the Company and Time Warner shall enter into the America Online Stock Option Agreement (as defined below) contemporaneously with the Merger Agreement, pursuant to which the Company shall grant to Time Warner an option, subject to certain conditions, to acquire shares of common stock, par value $0.01, of the Company;

                  WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as originally defined in the Rights Agreement and as amended below) as of the date hereof, and the Company deems it necessary and desirable to amend the Rights Agreement in accordance with Section 27 thereof;

                  NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the first sentence thereof:

                  "Notwithstanding anything in this Agreement to the contrary, none of Holdco (as such term is hereinafter defined), Time Warner (as such term is hereinafter defined) nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated under, (i) the Agreement and Plan of Merger dated as of January 10, 2000 (the "Merger Agreement"), between the Company and Time Warner Inc., a Delaware corporation ("Time Warner"), pursuant to which the Company and Time Warner would, at closing, become wholly owned subsidiaries of a newly organized Delaware corporation ("Holdco"), as more fully described therein, or (ii) the stock option agreement ("America Online Stock Option Agreement"), dated as of January 10, 2000, entered into between the Company and Time Warner contemporaneously with the Merger Agreement, as each of the Merger Agreement and the America Online Stock Option Agreement may be amended from time to time in accordance with their terms."

2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement or the America Online Stock Option Agreement, as each of the Merger Agreement and the America Online Stock Option Agreement may be amended from time to time in accordance with their terms."

3. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting the subsection heading "(iii)" and replacing such subsection heading with subsection heading "(i)"; by deleting the subsection heading "(iv)" and replacing such subsection heading with subsection heading "(ii)"; by deleting the subsection heading "(v)" and replacing such subsection heading with subsection heading "(iii)"; and by adding the following immediately before the period at the end of such Section 7(a):

                    "or (iv) the Effective Time of the Mergers (each, as defined in the Merger Agreement)."

4. Effectiveness. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of each of the Merger Agreement and the America Online Stock Option Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.

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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Amendment to be duly executed as of the date first above written.

                                       AMERICA ONLINE, INC.


                                       By:    /s/ J. Michael Kelly
                                       Name:  J. Michael Kelly
                                       Title: Senior Vice President and
                                              Chief Financial Officer


                                       BANKBOSTON, N.A., as Rights Agent


                                       By:    /s/ Carol Mulvey-Eori
                                       Name:  Carol Mulvey-Eori
                                       Title: Director-Client Services